Exhibit 99.1

FitLife Brands Announces Second Quarter 2026 Results

OMAHA, NE – August 13, 2026 – FitLife Brands, Inc. (“FitLife” or the “Company”) (NASDAQ: FTLF), a provider of innovative and proprietary nutritional supplements and wellness products, today announced financial results for the second quarter ended June 30, 2026.

Highlights for the second quarter ended June 30, 2026 include:

●	Total revenue was $26.5 million, an increase of 65% compared to the second quarter of 2025, driven by the acquisition of Irwin Naturals.
●	Wholesale revenue was $14.6 million, representing 55% of total revenue and an increase of 156% compared to the second quarter of 2025.
●	Compared to the first quarter of 2026, total revenue increased 4.8% sequentially, with wholesale revenue increasing 3.7% and online revenue increasing 6.3%.
●

Net income for the second quarter of 2026 was $2.0 million compared to $1.7 million during the same period last year, an increase of 12%, driven primarily by the acquisition of Irwin Naturals, partially offset by lower gross profit from Legacy FitLife.

●	Basic earnings per share and diluted earnings per share were $0.21 and $0.20, respectively, compared to $0.19 and $0.18 for the second quarter of 2025.
●	Adjusted EBITDA was $3.7 million, a 10% increase compared to the second quarter of 2025.
●

The Company ended the quarter with $36.1 million outstanding on its term loan and $2.0 million outstanding on its revolving line of credit, and cash of $1.1 million, or total net debt of $37.0 million.

For the second quarter ended June 30, 2026, total revenue increased 65% to $26.5 million compared to $16.1 million during the same period last year, primarily due to the acquisition of Irwin Naturals (“Irwin”), partially offset by lower revenue from Legacy FitLife.

Wholesale revenue for the quarter ended June 30, 2026 was $14.6 million, a 156% increase from the same period last year. The Company’s recent acquisition of Irwin contributed $10.7 million of wholesale revenue for the quarter ended June 30, 2026, while Legacy FitLife wholesale revenue declined $1.8 million, or 31%, compared to the same period last year. The decline in Legacy FitLife wholesale revenue is primarily attributable to lower revenue from one of the Company’s large specialty retail partners.

Online revenue for the quarter was $11.9 million, a 14% increase compared to the quarter ended June 30, 2025. Online revenue accounted for 45% and 65% of the Company’s total revenue during the quarters ended June 30, 2026 and 2025, respectively. The decline in online revenue as a percentage of total revenue is due to the acquisition of Irwin, which had minimal online revenue at the time of the acquisition.

Compared to the first quarter of 2026, total revenue for the second quarter of 2026 increased 4.8% sequentially, with wholesale revenue increasing 3.7% and online revenue increasing 6.3%.

Gross margin for the quarter ended June 30, 2026 was 37.0% compared to 42.8% during the same period in the prior year. The acquisition of Irwin, which historically generated a lower gross margin than Legacy FitLife, was the primary driver of the decline.

Net income for the second quarter of 2026 was $2.0 million compared to $1.7 million during the quarter ended June 30, 2025. Basic earnings per share and diluted earnings per share were $0.21 and $0.20, respectively, compared to $0.19 and $0.18 for the second quarter of 2025.

Adjusted EBITDA for the quarter ended June 30, 2026 was $3.7 million, an increase of 10% compared to the same period in 2025.

The Company ended the quarter with $36.1 million outstanding on its term loan and $2.0 million outstanding on its revolving line of credit, and cash of $1.1 million, or total net debt of $37.0 million.

Since completing the acquisition of Irwin on August 8, 2025, through the end of the second quarter of 2026, the Company has paid off approximately $8.6 million of indebtedness in addition to paying approximately $2.0 million of transaction-related expenses.

Performance of Acquired Brands

One of the primary metrics used by management to evaluate the performance of the Company’s brands is contribution, a non-GAAP financial measure which management defines as gross profit less advertising and marketing expenditures. Other companies may also report contribution as a performance metric, but their definition or calculation of contribution may differ from the Company’s. Management believes that contribution, as defined by the Company, is a particularly relevant performance metric since it incorporates the gross profit associated with a specific brand or collection of brands as well as the advertising and marketing expenditures associated with the same brand or brands. With limited exceptions, other operating expense incurred by the Company is generally not allocable to a specific brand or collection of brands.

Management intends to provide this level of disclosure for acquired brands for approximately two years following a transaction, after which the performance of acquired brands will be reported as part of Legacy FitLife results. Legacy FitLife consists of thirteen brands, including MRC and MusclePharm, and Irwin consists of three brands. These collections of brands do not meet the definition of operating segments and are not managed as such.

Legacy FitLife
(Unaudited)
	2025			2026
	Q2	Q3	Q4	Q1	Q2
Wholesale revenue	5,696	6,686	4,238	3,798	3,913
Online revenue	10,431	9,978	9,028	8,678	8,501
Total revenue	16,127	16,664	13,266	12,476	12,414
Gross profit	6,904	6,542	5,395	5,143	5,177
Gross margin	42.8%	39.3%	40.7%	41.2%	41.7%
Advertising and marketing	1,191	1,285	1,077	887	941
Contribution	5,713	5,257	4,318	4,256	4,236
Contribution as a % of revenue	35.4%	31.5%	32.5%	34.1%	34.1%

For the second quarter of 2026, Legacy FitLife revenue decreased 23% to $12.4 million compared to the same period last year, driven by a 31% decline in wholesale revenue attributable to lower sales to certain retail partners, primarily GNC, and a 19% decline in online revenue, primarily attributable to MRC.

Gross margin for Legacy FitLife decreased to 41.7% during the second quarter of 2026 compared to 42.8% during the second quarter of 2025. Contribution as a percentage of revenue decreased to 34.1% compared to 35.4% during the second quarter of last year.

Irwin
(Unaudited)
	2025		2026
	Q3	Q4	Q1	Q2
Wholesale revenue	6,510	11,216	10,295	10,695
Online revenue	311	1,428	2,554	3,440
Total revenue	6,821	12,644	12,849	14,135
Gross profit	2,194	3,544	4,374	4,634
Gross margin	32.2%	28.0%	34.0%	32.8%
Advertising and marketing	72	182	358	508
Contribution	2,122	3,362	4,016	4,126
Contribution as % of revenue	31.1%	26.6%	31.3%	29.2%

Irwin was acquired on August 8, 2025; no comparable data exists for the quarter ended June 30, 2025.

For the second quarter of 2026, Irwin generated total revenue of $14.1 million, an increase of approximately 10% compared to the first quarter of 2026. Irwin’s wholesale revenue grew 4% sequentially, while online revenue grew 35%, primarily due to continued growth on Amazon.

Online revenue during the second quarter of 2026 represents transactions through Irwin’s websites as well as through Amazon and other e-commerce platforms. The Company began selling Irwin products on Amazon in mid-October 2025, and sales have continued to increase since launch to an annual run rate of approximately $11 million of revenue by the end of the second quarter of 2026. Online revenue for Irwin as a percentage of total revenue has increased from approximately 4% at the time of the acquisition to 24% during the second quarter of 2026.

Irwin generated gross margin of 32.8% and contribution as a percentage of revenue of 29.2% during the second quarter of 2026.

FitLife Consolidated
(Unaudited)
	2025			2026
	Q2	Q3	Q4	Q1	Q2

Wholesale revenue	5,696	13,196	15,454	14,093	14,608
Online revenue	10,431	10,289	10,456	11,232	11,941
Total revenue	16,127	23,485	25,910	25,325	26,549
Gross profit	6,904	8,736	8,939	9,517	9,811
Gross margin	42.8%	37.2%	34.5%	37.6%	37.0%
Advertising and marketing	1,191	1,357	1,259	1,245	1,449
Contribution	5,713	7,379	7,680	8,272	8,362
Contribution as % of revenue	35.4%	31.4%	29.6%	32.7%	31.5%

For the Company overall, revenue increased 65%, gross profit increased 42%, and contribution increased 46% compared to the second quarter of 2025. Gross margin decreased to 37.0% compared to 42.8% during the second quarter last year, primarily attributable to the acquisition of Irwin, which historically operated at a lower gross margin than Legacy FitLife. Contribution as a percentage of revenue decreased to 31.5% compared to 35.4% during the second quarter last year.

Management Commentary

Dayton Judd, the Company’s Chairman and CEO commented, “The second quarter of 2026 reflected another period of growth for FitLife on a consolidated basis, with total revenue up 65% to $26.5 million, driven by the addition of Irwin Naturals. Irwin generated $14.1 million of revenue during the quarter, an increase of approximately 10% sequentially, primarily due to the continued growth of Irwin on Amazon, which we launched in mid-October of 2025 and which has grown to an annual revenue run rate of approximately $11 million as of the end of the second quarter.

“Legacy FitLife, which includes both MRC and MusclePharm, faced continued headwinds during the quarter, with revenue declining 23% compared to the second quarter of 2025. The decline was driven by a 19% decrease in online revenue, primarily attributable to MRC, and a 31% decrease in wholesale revenue attributable to lower sales to certain retail partners, primarily GNC.

“Irwin continues to generate the majority of its revenue through the wholesale channel, which represented 76% of Irwin’s revenue during the second quarter, with the remaining 24% coming from online sales. As we continue to grow Irwin’s online presence, including through Amazon, we expect the mix to shift further toward online over time, consistent with the pattern we have seen with our other brands.

“Between the closing of the Irwin acquisition and June 30, 2026, we have paid off $8.6 million of debt in addition to paying approximately $2.0 million of transaction-related expenses. Of the total debt reduction, $4.6 million represents scheduled amortization, and $4.0 million represents voluntary payments to reduce the Company’s outstanding revolver balance. At the Company’s current 6.5% weighted average interest rate, this $8.6 million debt reduction saves us approximately $0.6 million in annual interest expense. Going forward, we intend to continue deploying our excess free cash flow to debt reduction, which will reduce interest expense further.

“As we have previously discussed, over the past three quarters we have been dealing with a number of challenges. Some of these challenges—such as consumer weakness and changes in the Amazon algorithms—are outside of our control, whereas others—such as supply chain difficulties and new product development—are within our control.

“Although the challenges persist, I am pleased with how our incredible and dedicated employees are responding to them. In particular, I am encouraged by the sequential growth we experienced in both wholesale and online revenue during the second quarter. I am confident that we are focused on the right priorities, which I believe will drive continued improvement in the business over the long-term.”

Earnings Conference Call

The Company will hold an investor conference call on Thursday, August 13, 2026 at 4:30 pm ET. Investors interested in participating in the live call can dial (833) 492-0064 from the U.S. and provide the conference identification code of 802750. International participants can dial (973) 528-0163 and provide the same code.

About FitLife Brands

FitLife Brands is a developer and marketer of innovative and proprietary nutritional supplements and wellness products for health-conscious consumers. FitLife markets more than 500 different products online and through various retail locations. FitLife is headquartered in Omaha, Nebraska. For more information, please visit our website at www.fitlifebrands.com.

Forward-Looking Statements

Statements in this release that are forward-looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to, the ability of the Company to continue to grow revenue, the Company's ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs, and the Company’s ability to service its debt. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

FITLIFE BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June 30, 2026	December 31, 2025
	(Unaudited)
ASSETS:
CURRENT ASSETS
Cash and cash equivalents	$1,089	$1,646
Accounts receivable, net	6,977	8,765
Inventories, net	21,070	21,324
Prepaid expense and other current assets	1,414	1,334
Total current assets	30,550	33,069

Property and equipment, net	78	128
Right of use asset	481	682
Intangibles, net	50,952	51,440
Goodwill	19,333	19,393
Deferred tax asset	900	1,525
Derivative asset	210	-
Other assets	88	83
TOTAL ASSETS	$102,592	$106,320

LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
Accounts payable	$6,614	$6,911
Accrued expense	5,340	5,429
Income taxes payable	1,639	1,704
Product returns	974	1,039
Term loan – current portion	6,094	6,094
Lease liability - current portion	252	433
Total current liabilities	20,913	21,610

Revolving line of credit	2,000	5,600
Term loan, net of current portion and unamortized deferred finance costs	29,819	32,849
Long-term lease liability, net of current portion	243	272
Derivative liability	-	26
Deferred tax liability	2,243	2,324
TOTAL LIABILITIES	55,218	62,681

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, 10,000 shares authorized, none outstanding as of June 30, 2026 and December 31, 2025	-	-
Common stock, $0.01 par value, 120,000 shares authorized; 9,391 issued and outstanding as of June 30, 2026 and December 31, 2025	94	94
Additional paid-in capital	32,288	32,213
Retained earnings	15,563	11,893
Accumulated other comprehensive loss	(571)	(561)
TOTAL STOCKHOLDERS' EQUITY	47,374	43,639
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$102,592	$106,320

FITLIFE BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2026 AND 2025

(In thousands, except per share data)

(Unaudited)

	Three months ended June 30		Six months ended June 30
	2026	2025	2026	2025

Revenue	$26,549	$16,127	$51,874	$32,063
Cost of goods sold	16,738	9,223	32,546	18,285
Gross profit	9,811	6,904	19,328	13,778

OPERATING EXPENSE:
Advertising and marketing	1,449	1,191	2,694	2,244
Selling, general and administrative	4,755	2,485	9,718	4,997
Merger and acquisition related	-	696	-	1,028
Depreciation and amortization	252	14	500	33
Total operating expense	6,456	4,386	12,912	8,302

OPERATING INCOME	3,355	2,518	6,416	5,476

OTHER EXPENSE (INCOME)
Interest expense, net	679	175	1,414	393
Foreign exchange gain	(8)	(35)	(29)	(14)
Total other expense, net	671	140	1,385	379

INCOME BEFORE INCOME TAX PROVISION	2,684	2,378	5,031	5,097

PROVISION FOR INCOME TAXES	734	631	1,361	1,332

NET INCOME	$1,950	$1,747	$3,670	$3,765

NET INCOME PER SHARE
Basic	$0.21	$0.19	$0.39	$0.40
Diluted	$0.20	$0.18	$0.37	$0.38
Basic weighted average common shares	9,391	9,389	9,391	9,301
Diluted weighted average common shares	9,907	9,961	9,949	9,944

FITLIFE BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

(In thousands)

(Unaudited)

	Six months ended June 30
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,670	$3,765
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	500	33
Allowance for credit losses	48	(22)
Allowance for inventory obsolescence	(155)	(22)
Stock-based compensation	75	206
Amortization of deferred financing costs	17	21
Changes in operating assets and liabilities:
Accounts receivable	1,723	(809)
Inventories	494	(507)
Deferred tax asset	625	(177)
Prepaid expense and other assets	(325)	(450)
Right-of-use asset	201	46
Accounts payable	(288)	828
Income taxes payable	(8)	26
Lease liability	(210)	(41)
Accrued expenses and other liabilities	(183)	641
Product returns	(65)	(15)
Net cash provided by operating activities	6,119	3,523

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash deposit paid for Irwin acquisition	-	(5,000)
Purchase of property and equipment	-	(29)
Net cash used in investing activities	-	(5,029)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	-	682
Payments on 2025 term loan	(3,047)	-
Payments on 2023 term loan	-	(2,250)
Borrowings on line of credit	5,400	-
Payments on line of credit	(9,000)	-
Net cash used in financing activities	(6,647)	(1,568)

Foreign currency impact on cash	(29)	139

CHANGE IN CASH AND CASH EQUIVALENTS	(557)	(2,935)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,646	4,520
CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,089	$1,585

Supplemental cash flow disclosure
Cash paid for income taxes	$1,279	$1,934
Cash paid for interest, net of amounts capitalized	$1,391	$458

Non-GAAP Measures

The financial presentation below contains certain financial measures not in accordance with GAAP, defined by the SEC as “non-GAAP financial measures”, including EBITDA and adjusted EBITDA. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

As presented below, EBITDA excludes interest, foreign exchange gains and losses, income taxes, and depreciation and amortization. Adjusted EBITDA excludes—in addition to interest, foreign exchange gains and losses, taxes, depreciation and amortization—stock-based compensation and merger and acquisition related expense. The Company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expense and other items that may not be indicative of its core operating results and business outlook. The Company believes that the inclusion of non-GAAP measures in the financial presentation below allows investors to compare the Company’s financial results with the Company’s historical financial results and is an important measure of the Company’s comparative financial performance.

	For the three months ended June 30		For the six months ended June 30
	2026	2025	2026	2025
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income	$1,950	$1,747	$3,670	$3,765
Interest expense, net	679	175	1,414	393
Foreign exchange gain	(8)	(35)	(29)	(14)
Provision for income taxes	734	631	1,361	1,332
Depreciation and amortization	252	14	500	33
EBITDA	3,607	2,532	6,916	5,509
Non-cash and non-recurring adjustments
Stock-based compensation	58	99	75	206
Merger and acquisition related	-	696	-	1,028
Adjusted EBITDA	$3,665	$3,327	$6,991	$6,743